THE REAL BROKERAGE INC.

AMENDED AND RESTATED STOCK OPTION PLAN

1. Purpose of the Plan

1.1 The purpose of the Plan is to give to Eligible Persons the opportunity to participate in the success of the Corporation by granting to such individuals Options to acquire common shares of the Corporation in accordance with the terms of the Plan, thereby giving such Eligible Persons an ongoing proprietary interest in the Corporation.

2. Defined Terms

Where used herein, the following terms shall have the following meanings:

2.1 "BCSA" means the Securities Act, R.S.B.C. 1996, c. 418.

2.2 "Blackout Period" means a period of time during which the Optionee cannot exercise an Option, or sell the Shares issuable pursuant to an exercise of Options, due to applicable policies of the Corporation in respect of insider trading.

2.3 "Board" means the board of directors of the Corporation, or, if established and duly authorized to act with respect to this Plan, any committee of the board of directors of the Corporation.

2.4 "Broker" has the meaning specified in Section 11.1.

2.5 "Change of Control Event" has the meaning specified in Section 9.1.

2.6 "Company" means, unless specifically indicated otherwise, a corporation, incorporated association or organization, body corporate, partnership, trust, association or other entity other than an individual.

2.7 "Consultant" has the meaning specified in the Exchange Manual.

2.8 Corporation" means The Real Brokerage Inc. and its successors.

2.9 "Disability" means any disability with respect to an Optionee which the Board, in its sole and unfettered discretion, considers likely to permanently prevent the Optionee from:

(a) being employed or engaged by the Corporation or its Subsidiaries in a position the same as or similar to that in which he was last employed or engaged by the Corporation or its Subsidiaries; or

(b) acting as a director or officer of the Corporation or its Subsidiaries.

2.10 "Eligible Person" means a bona fide:

(a) director, senior officer, or Employee of the Corporation or any of its Subsidiaries;

(b) a Company that is wholly-owned by any of the foregoing; or

(c) a Consultant.

2.11 "Employee" has the meaning specified in the Exchange Manual.

2.12 "Event of Termination" has the meaning specified in Section 6.2.

2.13 "Exchange" means the TSX Venture Exchange, or, if any time the Shares are not listed for trading on such exchange, any other stock exchange (including the Toronto Stock Exchange) on which the Shares are then listed and posted for trading from time to time as may be designated by the Board.

2.14 "Exchange Manual" means the Corporate Finance Manual of the Exchange.

2.15 "Expiry Time" means, with respect to any Option, the close of business on the date upon which such Option expires.

2.16 "Insider" has the meaning specified in the Exchange Manual.

2.17 "Investor Relations Activities" has the meaning specified in the Exchange Manual.

2.18 "Market Price" means the last closing price of the Shares on the Exchange prior to the grant of an Option.

2.19 "Option" means an option to purchase Shares granted to an Eligible Person under the Plan.

2.20 "Option Price" means the price per Share at which Optioned Shares may be purchased under an Option, as the same may be adjusted from time to time in accordance with Article 8.

2.21 "Optioned Shares" means the Shares issuable pursuant to an exercise of Options.

2.22 "Optionee" means an Eligible Person to whom an Option has been granted and who continues to hold such Option.

2.23 "Plan" means this stock option plan of the Corporation, as the same may be amended from time to time.

2.24 "Security Based Compensation Arrangements" means any incentive plan of the Corporation (other than this Plan), including the Corporation's restricted share unit plan, and any incentive options granted by the Corporation outside of this Plan;

2.25 "Shares" means the common shares of the Corporation.

2.26 "Subsidiary" means any corporation which is a subsidiary, as such term is defined in Subsection 1(4) of the BCSA.

2.27 "Withholding Obligations" has the meaning specified in Section 11.1.

3. Administration of the Plan

3.1 The Plan shall be administered by the Board.

3.2 The Board shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan to:

(a) establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan;

(b) interpret and construe the Plan and to determine all questions arising out of the Plan or any Option, and any such interpretation, construction or determination made by the Board shall be final, binding and conclusive for all purposes;

(c) determine the number of Optioned Shares issuable on the exercise of each Option, the Option Price thereunder and the time or times when the Options will be granted, exercisable and expire;

(d) determine if the Optioned Shares which are issuable on the exercise of an Option will be subject to any restrictions upon the exercise of such Option; and

(e) prescribe the form of the instruments relating to the grant, exercise and other terms of Options.

3.3 A member of the Board may be entitled to participate in the Plan only if such member does not participate in any manner whatsoever in the granting of any Options to, the terms and conditions of, or any other determinations made with respect to, such member of the Board or to such Option.

3.4 The Board may, in its discretion, require as conditions to the grant or exercise of any Option that the Optionee shall have, among other things:

(a) represented, warranted and agreed in form and substance satisfactory to the Corporation that such Optionee is acquiring and will acquire such Option and the Optioned Shares for such Optionee's own account, and not with a view to or in connection with any distribution or resale, that such Optionee has had access to such information as is necessary to enable such Optionee to evaluate the merits and risks of such investment and that such Optionee is able to bear the economic risk of investing in the Shares;

(b) agreed to restrictions on transfer in form and substance satisfactory to the Corporation and to an endorsement on any option agreement or certificate representing the Shares making appropriate reference to such restrictions; and

(c) agreed to indemnify the Corporation in connection with the foregoing.

4. Shares Subject to the Plan

4.1 Subject to Article 8, the maximum number of Shares with respect to which Options may be granted from time to time pursuant to the Plan shall not exceed 28,267,516 (being 20% of the Corporation's outstanding Shares as at July 16, 2020), less the number of Shares issuable pursuant to all other Security Based Compensation Agreements.

4.2 If any Option is terminated, cancelled or has expired without being fully exercised, any unissued Shares which have been reserved to be issued upon the exercise of the Option shall become available to be issued upon the exercise of Options subsequently granted under the Plan.

5. Eligibility, Grant and Terms of Options

5.1 Options may be granted to any Eligible Person in accordance with Section 5.2.

5.2 Options may be granted by the Corporation pursuant to the recommendations of a committee of the Board from time to time provided and to the extent that such decisions are approved by the Board.

5.3 Subject to any adjustments pursuant to the provisions of Article 8 hereof, the Option Price of any Option shall in no circumstances be lower than the Market Price. If, as and when any Shares have been duly purchased and paid for under the terms of an Option, such Optioned Shares shall be conclusively deemed to be allotted and issued as fully paid and non-assessable Shares at the price paid therefor.

5.4 The term of an Option shall not exceed 10 years from the date of the grant of the Option.

5.5 No Options shall be granted to any Optionee if such grant could result, at any time, in:

(a) the issuance to any one individual, within a one-year period, of a number of Shares exceeding 5% of the issued and outstanding Shares;

(b) the issuance to any one Consultant, in any 12 month period, of a number of Shares exceeding 2% of the issued and outstanding Shares; and

(c) the issuance to Employees conducting Investor Relations Activities, in any 12 month period, of an aggregate number of Shares exceeding 2% of the issued and outstanding Shares;

unless permitted otherwise by the Exchange.

5.6 With respect to any Options granted to Employees or Consultants, the Corporation represents that that the Optionee is a bona fide Employee or Consultant, as applicable.

5.7 An Option shall vest and may be exercised (in each case to the nearest full Share) in whole or in part at any time during the term of such Option after the date of the grant as determined by the resolution of the Board granting the Option. No fractional Shares may be purchased or issued under the Plan. Notwithstanding the foregoing, in accordance with the Exchange Manual, and subject to their approval to the contrary, Options granted to Optionees performing Investor Relations Activities must vest (and not otherwise be exercisable) in stages over a minimum of 12 months with no more than ¼ of the Options vesting in any three-month period.

5.8 Notwithstanding anything else contained in this Plan, if an Option expires during or within 10 business days of a Blackout Period applicable to the relevant Optionee, then the expiration date for that Option shall be the date that is the 11th business day after the expiry date of the Blackout Period. This section applies to all Options outstanding under this Plan.

6. Termination of Employment

6.1 Subject to Sections 6.2 and 6.3 hereof and to any express resolution passed by the Board with respect to an Option, an Option, vested or unvested, and all rights to purchase Optioned Shares pursuant thereto shall expire and terminate immediately upon the Optionee ceasing to be an Eligible Person, provided that:

(a) in the case of termination of employment without cause, such Option and all rights to purchase Optioned Shares in respect thereof shall expire and terminate:

(i) in the case of an Optionee who is an Eligible Person, 90 days following notice of termination of employment or on the Expiry Time, whichever is earlier; and

(ii) in the case of an Optionee who is engaged in Investor Relations Activities, 30 days following notice of termination to provide such Investor Relation Activities or on the Expiry Time, whichever is earlier.

(b) in the case of termination for cause, such Option and all rights to purchase Optioned Shares in respect thereof shall expire and terminate on the date of such termination shall be cancelled as of that date or on the Expiry Time, whichever is earlier.

6.2 If, before the Expiry Time of an Option, an Optionee shall cease to be an Eligible Person (an "Event of Termination") as a result of the Optionee's Disability, then the Board, at its discretion, may allow the Optionee to exercise any vested Options to the extent that the Optionee was entitled to do so at the time of such Event of Termination, at any time up to and including, but not after, a date 12 months following the date of such Event of Termination or on the Expiry Time, whichever is earlier.

6.3 If an Optionee dies before the Expiry Time of an Option, the Optionee's legal representative(s) may, subject to the terms of the Option and the Plan, exercise any vested Options to the extent that the Optionee was entitled to do so at the date of the Optionee's death at any time up to and including, but not after, a date 12 months following the date of the Optionee's death or on the Expiry Time, whichever is earlier.

6.4 For greater certainty, Options shall not be affected by any change of employment of the Optionee or by the Optionee ceasing to be a director, senior officer or Employee of the Corporation or any of its Subsidiaries provided that the Optionee continues to be an Eligible Person.

6.5 If the Optionee is a Company that is wholly owned by an Eligible Person, the references to the Optionee in this Article 6 shall be deemed to refer to the Eligible Person associated with such Company.

6.6 Notwithstanding anything contained in this Article 6, the Board may when granting an Option to a Consultant impose specific rules respecting the cessation of participation of such Consultant, which rules may vary from, and shall supersede, those contained in this Article 6.

7. Exercise of Options

7.1 Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its principal office in Toronto, Ontario of a written notice of exercise (substantially in the form attached hereto as Schedule B) specifying the number of Optioned Shares with respect to which the Option is being exercised and accompanied by payment in full, by cash or cheque, of the Option Price of the Shares then being purchased and, if required by the Corporation, the amount necessary to satisfy any applicable Withholding Obligations. The Optioned Shares so purchased shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment. The transfer and delivery of any Optioned Shares issued upon exercise of any Option shall be effected according to the procedures established by the transfer agent of the Corporation for the transfer and delivery of the Shares.

7.2 In addition to any resale restrictions under the BCSA or other applicable legislation, all Options granted under this Plan where the exercise price is less than the Market Price and all Optioned Shares issued on the exercise of such Options (before the expiry of the hold period) will be subject to a four-month Exchange hold period from the date the Options are granted, and the option agreements and the certificates representing such Shares will bear the following legend:

"Without prior written approval of TSX Venture Exchange and compliance with all applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until [insert date that is four months and a day after the date of issuance of the Options]."

7.3 Notwithstanding any of the provisions contained in the Plan or in any Option, the Corporation's obligation to issue Shares to an Optionee pursuant to the exercise of any Option shall be subject to:

(a) completion of such registration or other qualification of such Shares or obtaining approval of such governmental or regulatory authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b) the admission of such Shares to listing on the Exchange;

(c) the receipt from the Optionee of such representations, warranties, agreements and undertakings, as the Corporation or its counsel determines to be necessary or advisable; and

(d) the satisfaction of any conditions on exercise, including those prescribed under Section 3.4.

7.4 No member of the Board shall be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of the Plan or any Options granted under it.

Options shall be evidenced by a share option agreement, instrument or certificate in such form not inconsistent with this Plan as the Board may from time to time determines provided for under Subsection 3.2(e) (substantially in the form attached hereto as Schedule A).

8. Certain Adjustments

8.1 In the event of any reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other corporate change involving a change to the Shares at any time after the grant of any Option to any Optionee and prior to the expiration of the term of such Option, the Corporation shall deliver to such Optionee at the time of any subsequent exercise of his or her Option in accordance with the terms hereof, in lieu of the number of Optioned Shares to which he or she was entitled upon such exercise, but for the same aggregate consideration therefore, such number of Optioned Shares as such Optionee would have held as a result of such change if on the record date thereof the Optionee had been the registered holder of the number of Optioned Shares to which he was previously entitled upon such exercise.

8.2 In the event the Corporation should declare and pay a special cash dividend or other distribution out of the ordinary course, a special dividend in specie on the Shares, or a stock dividend other than in the ordinary course, the Option Price of all Options outstanding on the record date of such dividend or other distribution shall be reduced by an amount equal to the cash payment or other distribution or the fair market value of the dividend in specie or stock dividend or other distribution, as determined by the Board in its sole discretion but subject to all necessary regulatory approvals.

9. Change of Control Event

9.1 If at any time when an Option granted under this Plan remains unexercised with respect to any Shares and:

(a) a bona fide offer to purchase all of the issued Shares of the Corporation is made by a third party;

(b) the Corporation proposes to sell all or substantially all of its assets and undertakings;

(c) the Corporation proposes to merge, amalgamate or be absorbed by or into any other corporation (save and except for a Subsidiary) under any circumstances which involve or may involve or require the liquidation of the Corporation, a distribution of its assets among its shareholders, or the termination of the corporate existence of the Corporation;

(d) the Corporation proposes an arrangement as a result of which all of the outstanding Shares of the Corporation would be acquired by a third party; or

(e) any other form of transaction is proposed which the majority of the Board determines is reasonably likely to have similar effect any of the foregoing (each a "Change of Control Event"),

(f) then upon completion of any of the foregoing transactions, the Board may require that an Option granted under this Plan may be exercised (whether or not such Option has vested), as to all or any of the Optioned Shares in respect of which such Option has not previously been exercised, by the Optionee at any time up to and including (but not after) the Expiry Time of the Option; and

(g) the Corporation may, require the acceleration of the time for the exercise of the said Option and of the time for the fulfillment of any conditions or restrictions on such exercise, and all such changes shall be final and binding on all Options granted under this Plan.

9.2 Upon completion of any of the transactions referred to in Section 9.1, an Optionee who thereafter shall exercise an Option granted under this Plan shall accept in lieu of the number of Optioned Shares to which such Optionee was entitled upon such exercise, the aggregate number of shares, other securities or other property which such Optionee would have been entitled to receive as a result of such transaction if, on the effective date, the Optionee had been the registered holder of the number of Shares to which such Optionee was entitled to upon exercise, except that if the Corporation is not able to procure compliance with this provision by the issuer or payee of the shares, securities or other property then the Optionee shall accept the Optioned Shares that the Optionee would be entitled to receive on exercise of the Option.

9.3 For greater certainty, and notwithstanding anything else to the contrary contained in this Plan, the Board shall have the power, in its sole discretion, in any Change of Control Event which may or has occurred, to make such arrangements as it shall deem appropriate for the exercise of outstanding Options including, without limitation, to modify the terms of this Plan and/or the Options, to amend or accelerate the vesting of any Option, to permit the exercise of any or all remaining Options prior to or in conjunction with completion of such transaction provided that, no acceleration of the vesting of Options held by Optionees performing Investor Relations Activities shall occur without the prior written consent of the Exchange. If the Board shall exercise such power, the Options shall be deemed to have been amended to permit the exercise thereof in whole or in part by the Optionee at any time or from time to time as determined by the Board prior to or in conjunction with completion of such transaction.

10. Amendment or Discontinuance of the Plan

10.1 The Board may suspend or terminate the Plan at any time, or from time to time amend the terms of the Plan or of any Option granted under the Plan and any stock option agreement relating thereto, provided that any such suspension, termination or amendment:

(a) complies with applicable law and the requirements of the Exchange, including applicable requirements relating to requisite shareholder approval and prior approval of the Exchange or any other relevant regulatory body;

(b) is, in the case of an amendment that materially adversely affects the rights of any Optionee, made with consent of such Optionee; and

(c) is, in the case of any reduction in the Option Price of Options held by Optionees that are Insiders at the time of the proposed reduction, subject to approval by disinterested shareholders of the Corporation in accordance with the Exchange Manual.

10.2 If the Plan is terminated, the provisions of the Plan and any administrative guidelines and other rules and regulations adopted by the Board and in force on the date of termination will continue in effect as long as any Option or any rights pursuant thereto remain outstanding and, notwithstanding the termination of the Plan, the Board will remain able to make such amendments to the Plan or the Options as they would have been entitled to make if the Plan were still in effect.

10.3 No amendment, suspension or discontinuance of the Plan may contravene the requirements of the Exchange or any securities commission or regulatory body to which the Plan or the Corporation is now or may hereafter be subject.

11. Withholding Obligations

11.1 The Corporation may withhold from any amount payable to an Optionee, either under the Plan or otherwise, such amounts as are required by law to be withheld or deducted as a consequence of his or her exercise of Options or other participation in this Plan ("Withholding Obligations"). The Corporation shall have the right, in its discretion, to satisfy any Withholding Obligations by:

(a) selling or causing to be sold, on behalf of any Optionee, such number of Shares issued to the Optionee on the exercise of Options as is sufficient to fund the Withholding Obligations;

(b) retaining the amount necessary to satisfy the Withholding Obligations from any amount which would otherwise be delivered, provided or paid to the Optionee by the Corporation, whether under this Plan or otherwise;

(c) requiring the Optionee, as a condition of exercise under Article 3 to (i) remit the amount of any such Withholding Obligations to the Corporation in advance; (ii) reimburse the Corporation for any such Withholding Obligations; or (iii) cause a Broker who sells Shares acquired by the Optionee on behalf of the Optionee to withhold from the proceeds realized from such sale the amount required to satisfy any such Withholding Obligations and to remit such amount directly to the Corporation; and/or

(d) making such other arrangements as the Corporation may reasonably require.

The sale of Shares by the Corporation, or by a broker engaged by the Corporation (the "Broker"), under clause 11.1 above will be made on the Exchange. The Optionee consents to such sale and grants to the Corporation an irrevocable power of attorney to effect the sale of such Shares on his or her behalf and acknowledges and agrees that (i) the number of Shares sold shall, at a minimum, be sufficient to fund with Withholding Obligations net of all selling costs, which costs are the responsibility of the Optionee and which the Optionee hereby authorizes to be deducted from the proceeds of such sale; (ii) in effecting the sale of any such shares, the Corporation or the Broker will exercise its sole judgement as to the timing and the manner of sale and will not be obligated to seek or obtain a minimum price; and (iii) neither the Corporation nor the Broker will be liable for any loss arising out of any sale of such Shares including any loss relating to the pricing, manner or timing of such sales or any delay in transferring any Shares to an Optionee or otherwise. The Optionee further acknowledges that the sale price of Shares will fluctuate with the market price of the Corporation's Shares and no assurance can be given that any particular price will be received upon any sale.

12. Miscellaneous Provisions

12.1 The operation of this Plan and the issuance and exercise of all Options and Optioned Shares contemplated by this Plan are subject to compliance with all applicable laws, and all rules and requirements of the Exchange.

12.2 As a condition of participating in the Plan, each Optionee agrees to comply with all applicable law and the requirements of the Exchange, and to fully cooperate with the Corporation in doing all such things, including executing and delivering all such agreements, undertakings or other documents or furnishing all such information as is reasonably necessary to facilitate compliance with such laws, rules and requirements, including all Withholding Obligations.

12.3 Participation in the Plan is voluntary and does not constitute a condition of employment or continued employment or service. An Optionee shall not have any rights as a shareholder of the Corporation with respect to any of the Optioned Shares underlying any Option until the date of issuance of a certificate for Shares upon the exercise of such Option, in full or in part, and then only with respect to the Shares represented by such certificate or certificates. Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued.

12.4 Nothing in the Plan or any Option shall confer upon an Optionee any right to continue or be re-elected as a director of the Corporation or any right to continue in the employ or engagement of the Corporation or any Subsidiary, or affect in any way the right of the Corporation or any Subsidiary to terminate his or her employment or engagement at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any Subsidiary to extend the employment or engagement of any Optionee beyond the time which he or she would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any Subsidiary or any present or future retirement policy of the Corporation or any Subsidiary, or beyond the time at which he or she would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any Subsidiary.

12.5 An Option shall be personal to the Optionee and shall be non-assignable and non- transferable (whether by operation of law or otherwise), except as provided for herein. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of an Option contrary to the provisions of the Plan, or upon the levy of any attachment or similar process upon an Option, the Option shall, at the election of the Corporation, cease and terminate and be of no further force or effect whatsoever. Notwithstanding the above, if the Optionee is a Company that is wholly-owned by an Eligible Person, the Option may be transferred or assigned between the Optionee and the Eligible Person associated with the Optionee.

12.6 The Plan (including any amendment to the Plan), the terms of the issue or grant of any Option under the Plan, the grant and exercise of Options hereunder, and the Corporation's obligation to sell and deliver Optioned Shares upon the exercise of Options, shall be subject to all applicable law and the requirements of the Exchange, and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel to the Corporation, be necessary or advisable. The Corporation shall not be obliged by any provision of the Plan or the grant of any Option hereunder to issue or sell Shares in violation of such laws, rules and regulations or any condition of such approvals.

12.7 The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

Approved July • , 2020

SCHEDULE A

THE REAL BROKERAGE INC.

STOCK OPTION AGREEMENT

OPTION AGREEMENT made the _______ day of _______________, 2020

B E T W E E N:

The Real Brokerage Inc., a corporation incorporated under the laws of the Province of British Columbia,

(hereinafter called the "Corporation")

- and -

(Name)

(Address)

(hereinafter called the "Optionee")

WHEREAS the Corporation has established the Stock Option Plan (the "Plan") for Eligible Persons;

AND WHEREAS the Optionee is an "Eligible Person" under the Plan and the board of directors of the Corporation has authorized the granting by the Corporation of an option to the Optionee pursuant to and in accordance with the provisions of the Plan on the terms hereinafter set forth;

NOW THEREFORE THE CORPORATION AND THE OPTIONEE AGREE AS FOLLOWS:

1. The Corporation hereby grants to the Optionee, subject to the terms and conditions set forth in this Agreement and the Plan, options ("Options") to purchase that number of common shares ("Shares") of the Corporation set forth below, at the Exercise Price(s) set forth below, which Options will vest and be exercisable as of the vesting date(s) set forth below and expire (to the extent not previously exercised) as of the close of business on the expiry date(s) set forth below:

Number of Shares	Exercise Price	Vesting Date	Expiry Date
•	$•	•	•

•	$•	•	•
•	$•	•	•

2. As of the close of business on the expiry date(s) set forth in Section 1 above, any Options that remain unexercised will expire and be of no further force or effect.

3. The Optionee acknowledges receipt of a copy of the Plan and hereby agrees that the Options are subject to the terms and conditions of the Plan, including all amendments to the Plan required by the Exchange or other regulatory authority or otherwise consented to by the Optionee. The Plan contains provisions permitting the termination of the Plan and outstanding Options.

4. By signing this Agreement, the Optionee acknowledges and agrees that: (i) the Optionee has read and understands the Plan and has been advised to seek independent legal advice with respect to his rights in respect of the Options and agrees to the terms and conditions thereof and of this Stock Option Agreement; (ii) in addition to any resale restrictions under applicable securities laws, all Options and Optioned Shares may be legended with a hold period as required by the Exchange or other regulatory authority; (iii) he or she has not been induced to participate in the Plan by expectation of appointment, employment, or service or continued appointment, employment or service; and (iv) if the Optionee is a Company that is wholly-owned by an Eligible Person, it agrees not to effect or permit any transfer of ownership or option of shares of the Company nor to issue further shares of any class in the Company to any other individual or entity as long as any Options granted to the Optionee remain outstanding, except with the written consent of the Exchange.

5. In the event that a take-over bid is made for the Shares at any time after the date of this agreement, the Board shall have the power, in its sole discretion, to modify the terms of this Plan and/or the Options, including, for greater certainty, to cause the vesting of all unvested Options or to otherwise assist the Optionees to tender into a take-over bid. Notwithstanding the foregoing, no acceleration of the vesting of Options held by an Optionee performing Investor Relations Activities shall occur without the prior written consent of the Exchange.

6. The Optionee acknowledges and agrees that the Board may, in its discretion, require as conditions to the grant or exercise of any Option that the Optionee shall have, among other things:

(a) represented, warranted and agreed in form and substance satisfactory to the Corporation that such Optionee is acquiring and will acquire such Option and the Optioned Shares for such Optionee's own account, and not with a view to or in connection with any distribution or resale, that such Optionee has had access to such information as is necessary to enable such Optionee to evaluate the

(b) merits and risks of such investment and that such Optionee is able to bear the economic risk of investing in the Shares;

(c) agreed to restrictions on transfer in form and substance satisfactory to the Corporation and to an endorsement on any option agreement or certificate representing the Shares making appropriate reference to such restrictions; and

(d) agreed to indemnify the Corporation in connection with the foregoing.

7. Time is of the essence of this Agreement.

8. This Agreement shall enure to the benefit of and be binding upon the Corporation, its successors and assigns. Other than as provided for in the Plan, the Options under this option agreement are not transferable or assignable by the Optionee.

9. In the event of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

10. The grant of the Options is strictly confidential and the information concerning the number or price of Optioned Shares granted under this Plan should not be disclosed to anyone.

11. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and shall be treated in all respects as a British Columbia contract.

THE REAL BROKERAGE INC.

Per: _____________________________

SCHEDULE B

NOTICE OF EXERCISE OF STOCK OPTIONS

To: The Real Brokerage Inc.

The undersigned Optionee hereby exercises his/her/its Option to purchase _____________________ common shares of The Real Brokerage Inc. granted on _____________________, at the exercise price (the "Exercise Price") of $__________ per share. Payment in full of the aggregate Exercise Price for the total number of common shares purchased is enclosed.

Date:

Signature

Name (please print)

Address

Please have my certificate sent to me at:	☐ at my address indicated above.
☐ The Real Brokerage Inc.

Please register my shares as set out above, or as follows:

Address

B-1